SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report:  June 25, 2001
                       (Date of earliest event reported)

                                 PAYCHEX, INC.
            (Exact name of registrant as specified in its charter)

        DELAWARE               0-11330                   16-1124166
(State of incorporation)     (Commission               (IRS Employer
                             File Number)          Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK            14625-0397
(Address of principal executive offices)                 (Zip Code)

                                (716) 385-6666
             (Registrant's telephone number, including area code)


ITEM 9.  REGULATION FD DISCLOSURE

The registrant's press release dated June 25, 2001, which reports its financial results for the fiscal year ended May 31, 2001, is attached. In addition, this report includes Management's Discussion and Analysis of Financial Condition and Results of Operations, which reviews the Company's results of operations for the three years ended May 31, 2001, 2000 and 1999, and its financial condition at May 31, 2001.

The attached Management's Discussion and Analysis is not a complete and comprehensive Management's Discussion and Analysis as required by the Securities and Exchange Commission for Annual Reports filed on Form 10-K or Quarterly Reports on Form 10-Q. The Company expects to file its 2001 Form 10-K with the Securities and Exchange Commission and mail the 2001 Annual Report to Shareholders in August 2001. The 2001 Annual Report to Shareholders and Form 10-K will contain a complete set of audited Consolidated Financial Statements and Notes to Consolidated Financial Statements and a complete Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years ended May 31, 2001, 2000 and 1999, and Financial Condition at May 31, 2001.

All information included in this Form 8-K is qualified by the cautionary statement in Exhibit 99.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             PAYCHEX, INC.

Date:     June 25, 2001                      /s/ B. Thomas Golisano
                                             -----------------------
                                             B. Thomas Golisano
                                             Chairman, President and
                                             Chief Executive Officer


Date:     June 25, 2001                      /s/ John M. Morphy
                                             -----------------------
                                             John M. Morphy
                                             Vice President, Chief
                                             Financial Officer and
                                             Secretary


FOR IMMEDIATE RELEASE
      John M. Morphy, Chief Financial Officer or Jan Shuler 716-383-3406

      Access the Webcast of the Paychex, Inc. Year End and Fourth Quarter
        Earnings Release Conference Call scheduled for June 25, 2001 at 11:00 a.m. Eastern Standard Time at http://www.paychex.com/paychex/finance/finance.html.

      Paychex, Inc. news releases, current financial information, related SEC filings and Investor Relations presentation are accessible at the same Web site.


       PAYCHEX, INC. REPORTS RECORD YEAR-END AND FOURTH QUARTER RESULTS

ROCHESTER, NY, June 25, 2001 -- Paychex, Inc. (NASDAQ: PAYX) today announced record net income of $254.9 million, or $.68 diluted earnings per share, for the fiscal year ended May 31, 2001, a 34% increase over net income of $190.0 million, or $.51 diluted earnings per share, for the prior year. Total revenues were $869.9 million, an increase of 19% over $728.1 million for the prior year.

For the fourth quarter ended May 31, 2001, net income increased 31% to $67.8 million, or $.18 diluted earnings per share, as compared to $51.6 million, or $.14 diluted earnings per share, for the same period last year. Total revenues were $228.6 million, an increase of 16% over $197.2 million for the prior year fourth quarter.

PAYROLL SEGMENT

For the year ended May 31, 2001, operating income for the Payroll segment increased 21% to $366.5 million from $303.4 million for the prior fiscal year. Total Payroll segment revenues were $772.0 million, an increase of 18% over $653.2 million for the prior year.

For the fourth quarter ended May 31, 2001, operating income for the Payroll segment increased 17% to $94.4 million from $80.9 million for the same period last year. Total Payroll segment revenues were $201.8 million, an increase of 15% over $175.6 million for the prior year fourth quarter.

The increases in total Payroll segment revenues and operating income reflect continued growth in the client base, increased utilization of ancillary services, and leveraging of operating expenses. In addition, the Payroll segment benefited from growth in the interest on funds held for clients due to higher daily client balances and net realized gains. The full year period also reflected higher comparable average rates of return.

As of May 31, 2001, 83% of Paychex clients utilized Taxpay (Registered Trademark), the Company's tax filing and payment feature. The Company's Employee Pay Services, which includes Direct Deposit, Readychex and Access Card products, was utilized by 53% of its clients. Major Market Services revenue increased 56% and 58% for the fourth quarter and the fiscal year to $13.5 million and $47.4 million, respectively.

HUMAN RESOURCE AND BENEFITS SEGMENT

For the year ended May 31, 2001, operating income for the Human Resource and Benefits segment increased 62% from $23.4 million to $37.9 million. Human Resource and Benefits service revenue was $97.9 million, an increase of 31% over $74.9 million for the prior fiscal year. For the fourth quarter ended May 31, 2001, operating income for the Human Resource and Benefits segment increased 73% from $6.3 million to $10.9 million. Human Resource and Benefits service revenue was $26.8 million, an increase of 24% over $21.6 million for the fourth quarter last year.

The increases in service revenue and operating income are primarily related to increases in clients for 401(k) Recordkeeping, Workers' Compensation Insurance, Section 125, PAS and PEO services. 401(k) Recordkeeping revenue increased 26% and 36% for the fourth quarter and the full year period to $11.5 million and $43.0 million, respectively.

CORPORATE EXPENSES

Corporate expenses are primarily related to the Information Technology, Organizational Development, Finance, Marketing and Senior Management functions of the Company. For the year ended May 31, 2001, corporate expenses decreased 0.3% from $67.9 million to $67.7 million. For the quarter ended May 31, 2001, corporate expenses increased 1.7% to $17.8 million from $17.5 million. The relatively flat year-over-year comparisons reflect additional employees and other expenditures to support the growth of the Company's service operations and sales force offset by lower spending on national marketing efforts and other areas in fiscal 2001.

INVESTMENT INCOME

Investment income for fiscal year 2001 increased 66% to $27.3 million from $16.5 million in the prior year. Investment income for the quarter ended May 31, 2001 increased 74% to $8.5 million from $4.9 million for the fourth quarter of fiscal 2000. The increases are due to higher balances of investments and net realized gains on the sale of available-for-sale securities. The full year period also benefited from higher comparable average rates of return.

INCOME TAXES

The income tax rates for the fourth quarter and the year ended May 31, 2001 were 29.5% and 30.0%, respectively, as compared to 31.0% for the same periods last year.

B. Thomas Golisano, Chairman, President and Chief Executive Officer of Paychex, said, "We are pleased with our financial results for the fourth quarter and fiscal year. We have completed our eleventh straight year of record revenues and net income and our tenth consecutive year of net income growth exceeding 30%. These results have been achieved by applying our growth strategy - increasing our client base, increasing client utilization of ancillary services, developing new services and leveraging our infrastructure. Looking ahead to fiscal 2002, we recognize interest rate reductions will impact year-over-year net income growth. However, we expect to continue to generate record revenues and net income with total revenue growth in the range of 16% to 18%."


                                 PAYCHEX, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share amounts)

                                      For the three           For the twelve
                                       months ended            months ended
                                    May 31,     May 31,     May 31,     May 31,
                                       2001        2000        2001        2000
                                   --------    --------    --------    --------
Revenues:
  Payroll                          $179,154    $157,401    $688,650    $594,445
  Human Resource and Benefits        26,801      21,580      97,871      74,874
                                   --------    --------    --------    --------
  Total service revenues            205,955     178,981     786,521     669,319
  Interest on funds held
    for clients                      22,665      18,205      83,336      58,800
                                   --------    --------    --------    --------
  Total revenues                    228,620     197,186     869,857     728,119

Operating costs                      52,954      46,795     200,352     173,481
Selling, general and
  administrative expenses            88,097      80,593     332,803     295,745
                                   --------    --------    --------    --------
Operating income                     87,569      69,798     336,702     258,893

Investment income                     8,546       4,925      27,279      16,479
                                   --------    --------    --------    --------
Income before income taxes           96,115      74,723     363,981     275,372

Income taxes                         28,354      23,164     109,112      85,365
                                   --------    --------    --------    --------
Net income                         $ 67,761    $ 51,559    $254,869    $190,007
                                   ========    ========    ========    ========
Basic earnings per share           $    .18    $    .14    $    .68    $    .51
                                   ========    ========    ========    ========
Diluted earnings per share         $    .18    $    .14    $    .68    $    .51
                                   ========    ========    ========    ========
Weighted-average common shares
  outstanding                       373,455     371,576     372,777     370,603
                                   ========    ========    ========    ========
Weighted-average shares assuming
  dilution                          377,397     376,407     377,510     375,081
                                   ========    ========    ========    ========
Cash dividends per common share    $    .09    $    .06    $    .33    $    .22
                                   ========    ========    ========    ========

(A) Certain amounts for the three- and twelve-month periods ended May 31, 2000 have been reclassified to conform to the current year presentation.

(B) Further information on interest on funds held for clients and investment income can be found in the Company's SEC filings under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and subheadings "Results of Operations" and "Market Risk Factors." These SEC filings are accessible at the Company's Web site.

                                 PAYCHEX, INC.
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                       May 31,          May 31,
                                                          2001             2000
                                                    ----------       ----------
ASSETS
Cash and cash equivalents                           $   45,784       $   47,136
Corporate investments                                  568,217          412,357
Interest receivable                                     28,281           22,436
Accounts receivable                                    100,640           87,608
Deferred income taxes                                        -            9,539
Prepaid expenses and other current assets                7,306            6,531
                                                    ----------       ----------
Current assets before funds held for clients           750,228          585,607
Funds held for clients                               2,041,045        1,776,968
                                                    ----------       ----------
Total current assets                                 2,791,273        2,362,575
                                                    ----------       ----------
Property and equipment - net                            96,078           75,375
Goodwill and intangible assets - net                     9,612            5,584
Deferred income taxes                                    1,361            2,494
Other assets                                             8,872            9,549
                                                    ----------       ----------
Total assets                                        $2,907,196       $2,455,577
                                                    ==========       ==========
LIABILITIES
Accounts payable                                    $   16,377       $   17,086
Accrued compensation and related items                  57,418           52,631
Deferred revenue                                         4,421            4,719
Accrued income taxes                                     9,783            2,969
Deferred income taxes                                    4,996               --
Other current liabilities                               19,282           24,400
                                                    ----------       ----------
Current liabilities before client funds deposits       112,277          101,805
Client funds deposits                                2,031,565        1,785,140
                                                    ----------       ----------
Total current liabilities                            2,143,842        1,886,945
Long-term liabilities                                    5,512            5,200
                                                    ----------       ----------
Total liabilities                                    2,149,354        1,892,145

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 600,000
  authorized shares
  Issued:  373,647/May 31, 2001 and
    371,769/May 31, 2000                                 3,736            3,718
Additional paid-in capital                             139,897           98,904
Retained earnings                                      601,142          469,385
Accumulated other comprehensive income/(loss)           13,067           (8,575)
                                                    ----------       ----------
Total stockholders' equity                             757,842          563,432
                                                    ----------       ----------
Total liabilities and stockholders' equity          $2,907,196       $2,455,577
                                                    ==========       ==========


                                 PAYCHEX, INC.
                         BUSINESS SEGMENT INFORMATION
                                (In thousands)

The Company has two business segments: Payroll and Human Resource and Benefits. The Payroll segment is engaged in the preparation of payroll checks, internal accounting records, federal, state and local payroll tax returns, and collection and remittance of payroll obligations for small- to medium-sized businesses. The Human Resource and Benefits segment specializes in providing small- to medium-sized businesses with cost-effective outsourcing solutions for their employee benefits. Human Resource and Benefits products include 401(k) Plan Recordkeeping, Workers' Compensation Insurance Administration, Section 125 Plan Administration, Group Benefits, State Unemployment Insurance, Employee Handbooks and Management Services, Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) services. Corporate expenses are primarily related to the Information Technology, Organizational Development, Finance, Marketing and Senior Management functions of the Company.

                                          For the three        For the twelve
                                          months ended          months ended
                                       May 31,    May 31,    May 31,    May 31,
                                          2001       2000       2001       2000
                                      --------   --------   --------   --------
Revenues:
  Payroll service revenue             $179,154   $157,401   $688,650   $594,445
  Interest on funds held for clients    22,665     18,205     83,336     58,800
                                      --------   --------   --------   --------
    Total Payroll segment revenues     201,819    175,606    771,986    653,245
  Human Resource and Benefits
    service revenue                     26,801     21,580     97,871     74,874
                                      --------   --------   --------   --------
  Total revenues                      $228,620   $197,186   $869,857   $728,119
                                      ========   ========   ========   ========

Operating income:
  Payroll                             $ 94,377   $ 80,926   $366,498   $303,360
  Human Resource and Benefits           10,948      6,331     37,890     23,395
                                      --------   --------   --------   --------
  Segment operating income             105,325     87,257    404,388    326,755
  Corporate expenses                    17,756     17,459     67,686     67,862
                                      --------   --------   --------   --------
  Total operating income                87,569     69,798    336,702    258,893
Investment income                        8,546      4,925     27,279     16,479
                                      --------   --------   --------   --------
Income before income taxes            $ 96,115   $ 74,723   $363,981   $275,372
                                      ========   ========   ========   ========

(A) Certain amounts for the three- and twelve-month periods ended May 31, 2000 have been reclassified to conform to the current year presentation.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations reviews the Company's operating results for each of the three fiscal years in the period ended May 31, 2001 (fiscal 2001, 2000, and 1999), and its financial condition at May 31, 2001. This review provides additional analysis and disclosure than that contained in the Company's June 25, 2001 press release, which precedes this discussion.

This review is not a complete and comprehensive discussion and analysis as required by the Securities and Exchange Commission for Annual Reports filed on Form 10-K or Quarterly Reports on Form 10-Q. The Company expects to file its 2001 Form 10-K with the Securities and Exchange Commission and mail the 2001 Annual Report to Shareholders in August 2001. The 2001 Annual Report to Shareholders will contain a complete set of audited Consolidated Financial Statements and Notes to Consolidated Financial Statements and a complete Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years ended May 31, 2001, 2000 and 1999, and Financial Condition at May 31, 2001.

Forward-looking statements in this Management's Discussion and Analysis are qualified by the cautionary statement in Exhibit 99, contained in this Form 8-K.


                             RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
In thousands, except per
  share amounts                        2001  Change      2000  Change      1999
-------------------------------------------------------------------------------
Total revenues                     $869,857   19.5%  $728,119   21.9%  $597,296
Combined operating & SG&A
  expenses                         $533,155   13.6%  $469,226   14.5%  $409,734
Operating income                   $336,702   30.1%  $258,893   38.0%  $187,562
Operating margin                      38.7%             35.6%             31.4%
Income before income taxes         $363,981   32.2%  $275,372   37.6%  $200,143
Net income                         $254,869   34.1%  $190,007   36.6%  $139,099
% of total revenues                   29.3%             26.1%             23.3%
Basic earnings per share           $    .68   33.3%  $    .51   34.2%  $    .38
Diluted earnings per share         $    .68   33.3%  $    .51   37.8%  $    .37
===============================================================================

The financial results for Paychex, Inc. in fiscal 2001 reflect the eleventh consecutive year of record service revenues and net income, and the tenth consecutive year of net income growth of 30% or more. The Company's ability to grow its client base, increase client utilization of ancillary services, develop new services, implement price increases and decrease operating expenses as a percent of total revenues has driven the increases in total revenues and net income in fiscal 2001 and fiscal 2000.

The increases in combined operating and selling, general and administrative (SG&A) expenses reflect increases in personnel, information technology and facility costs necessary to support the growth of the Company. At the end of fiscal 2001, the Company had 7,300 employees compared with 6,200 at the end of fiscal 2000. In fiscal 2002, combined operating and SG&A costs are expected to grow at a rate slightly below the growth rates experienced in fiscal 2001.

The increase in operating income and the improvement in operating margins reflect the Company's ability to add profitable ancillary services and leverage its infrastructure to grow profits faster than revenue growth.

In fiscal 2001, total revenues and net income benefited from higher comparable average rates of interest earned and net realized gains on available-for-sale securities related to the funds held for clients and corporate investments portfolios. The recent trend of interest rate reductions is evidenced by the Federal Funds rate moving from 6.50% at the beginning of January 2001 to 4.00% at the end of May 2001. Looking ahead to fiscal 2002, the interest rate reductions will impact year-over-year net income growth. The Company expects to continue to generate record revenues and net income with total revenue growth in the range of 16% to 18%.

In fiscal 2001, 2000 and 1999, the Company had two reportable business segments: Payroll and Human Resource and Benefits.

                                Payroll segment
-------------------------------------------------------------------------------
In thousands                           2001  Change      2000  Change      1999
-------------------------------------------------------------------------------
Service revenue                    $688,650   15.8%  $594,445   20.6%  $492,914
Interest on funds held for clients $ 83,336   41.7%  $ 58,800   12.4%  $ 52,335
                                   --------------------------------------------
Total payroll segment revenues     $771,986   18.2%  $653,245   19.8%  $545,249
Operating income                   $366,498   20.8%  $303,360   27.9%  $237,236
Operating margin                      47.5%             46.4%             43.5%
===============================================================================

Revenues: Total Payroll segment revenues include service fees and interest on funds held for clients. Service fee revenue is earned primarily from Payroll, Taxpay, Employee Pay Services and other ancillary services. The Employee Pay Services includes the Direct Deposit, Readychex, and Access Card products. In addition to service fees paid by clients, the Company earns interest on Taxpay and Employee Pay Services funds that are collected before due dates and invested (funds held for clients) until remittance to the applicable tax authorities for Taxpay clients and employees of Employee Pay Services clients. Interest on funds held for clients is included in total revenues on the Consolidated Statements of Income as the collection, holding and remittance of these funds is a critical component of providing these particular product services. Interest on funds held for clients also includes net realized gains and losses from the sale of available-for-sale securities.

The increases in Payroll service revenue are primarily related to the addition of new clients, new services, price increases and increased utilization of ancillary services, by both new and existing clients. At May 31, 2001, 83% of Paychex clients utilized Taxpay, the Company's tax filing and payment feature, compared with 81% at the end of 2000 and 79% at the end of 1999. Client utilization of the Taxpay product is expected to mature within a range of 83% to 87%. The Company's Employee Pay Services was utilized by 53% of clients at May 31, 2001, versus 47% and 42% at May 31, 2000 and 1999, respectively.
During fiscal 2001 and 2000, the Company continued expansion of its Major Market Services (MMS) payroll product offering. MMS is now available in approximately one-half the markets served by the Company. MMS revenues totaled $47.4 million, $30.0 million and $19.3 million in fiscal 2001, 2000 and 1999, respectively. This represents year-over-year revenue growth of 58% for fiscal 2001 and 55% for fiscal 2000. Employee Pay Services and MMS are expected to provide continuing revenue growth opportunities for fiscal 2002 and beyond. In fiscal 2001, the Company introduced new payroll product enhancements including Employee Garnishments and "After-The-Fact" payroll. Fiscal 2002's percentage growth in Payroll service revenue is expected to be in the range of 16% to 18%.

In fiscal 2001 and 2000, interest on funds held for clients increased due to growth in the utilization of Taxpay and Employee Pay Services by new and existing clients and higher average daily balances. Average daily portfolio balances for funds held for clients were approximately $1.7 billion, $1.4 billion, and $1.1 billion in fiscal 2001, 2000, and 1999, respectively. The significantly higher percentage growth in interest on funds held for clients in fiscal 2001 reflects the benefit of higher comparable average rates of return and net realized gains on the sale of available-for-sale securities. In fiscal 2001, interest on funds held for clients included net realized gains of $5.7 million compared with net realized losses of $2.9 million and net realized gains of $2.4 million in fiscal 2000 and 1999, respectively. During the third and fourth quarters of fiscal 2001, market rates of interest declined significantly with the Federal Funds rate decreasing 2.50 percentage points during the period. Due to the decrease in interest rates, the Company expects that interest on funds held for clients in fiscal 2002 will be lower than in fiscal 2001. For further discussion of interest rates and related risks, refer to the "Market Risk Factors" section of this review.

Operating income: Operating income for 2001 and 2000 increased as a result of the increases in Payroll service revenue and interest on funds held for clients and continued leveraging of the segment's operating expense base as evidenced by the improvement in operating margins year-over-year.

Effective September 1, 1999, the Company increased its sales force compensation package by approximately $6.0 million on an annualized basis to increase the retention and quality of its payroll sales representatives. This compensation increase resulted in additional expense of approximately $4.5 million in fiscal 2000 and $1.5 million in the first quarter of fiscal 2001 when compared to the prior years.

                          Human Resource and Benefits
-------------------------------------------------------------------------------
In thousands                           2001   Change     2000   Change     1999
-------------------------------------------------------------------------------
Service revenue                     $97,871    30.7%  $74,874    43.9%  $52,047
Operating income                    $37,890    62.0%  $23,395   111.3%  $11,072
Operating margin                      38.7%             31.2%             21.3%
===============================================================================

Revenues: The significant increases in service revenue for 2001 and 2000 are primarily related to increasing 401(k) Recordkeeping, Workers' Compensation Insurance Administration and Section 125 clients, and PAS and PEO client employees serviced. At May 31, 2001, over 19,000 clients utilized the Company's 401(k) Recordkeeping service, and over $1.7 billion of client employee funds were managed externally. The growth in 401(k) clients reflects the continuing interest of small- to medium-sized businesses in offerering retirement savings benefits to their employees. 401(k) Recordkeeping revenues were $43.0 million, $31.5 million and $19.7 million in fiscal 2001, 2000 and 1999, respectively. This represents year-over-year growth of 36% in fiscal 2001 and 60% in fiscal 2000. The Company continued to expand its Workers' Compensation Insurance Administration product, which provides insurance for qualified clients through leading insurance providers and a reporting method to stabilize their cash flows throughout the year.

In fiscal 2000, the Company began a nationwide expansion of its Paychex Administrative Services (PAS) product, a combined package of payroll, employer compliance, employee benefit administration, and risk management outsourcing services designed to make it easier for small businesses to manage their payroll and related benefit costs. Expansion efforts continued throughout
fiscal 2001, and the PAS product is now available nationwide.   The Company
operates a Professional Employer Organization (PEO) which provides the same combined package of services as the PAS product, but as a co-employer of the client's employees. The Company's PEO service is primarily focused in the states of Florida and Georgia where PEO's are popular and operate under an attractive regulatory environment. At the end of fiscal 2001, the PAS and PEO products serviced over 60,000 client employees.

Operating income: For 2001 and 2000, the increases in operating income are primarily related to the service revenue gains and the leveraging of operating expenses.

Full-year fiscal 2002's Human Resource and Benefits service revenue is expected to grow at a rate slightly higher than in fiscal 2001. Fiscal 2002's quarter-over-quarter percentage comparisons in Human Resource and Benefits revenue and operating income may vary significantly throughout the year, and any one particular quarter's results may not be indicative of expected full-year results.

                              Corporate expenses
-------------------------------------------------------------------------------
In thousands                           2001    Change     2000  Change     1999
-------------------------------------------------------------------------------
Corporate expenses                  $67,686      -.3%  $67,862   11.7%  $60,746
===============================================================================

Corporate expenses are primarily related to the Information Technology, Organizational Development, Finance, Marketing, and Senior Management functions of the Company. Corporate expenses have increased primarily due to additional employees and other expenditures required to support the continued growth of the Company's service operations and sales force. In fiscal 2001, these increases were offset by lower spending on national marketing efforts and other areas, resulting in a relatively flat growth year-over-year. Looking forward, the Company expects the growth in corporate expenses to be in the range of 10% to 13% in fiscal 2002.

                               Investment income
-------------------------------------------------------------------------------
In thousands                           2001    Change     2000  Change     1999
-------------------------------------------------------------------------------
Investment income                   $27,279     65.5%  $16,479   31.0%  $12,581
===============================================================================

Investment income primarily represents earnings from the Company's cash and cash equivalents and investments in available-for-sale securities. Investment income does not include interest on funds held for clients, which are recorded within the Payroll segment and total revenue. The increases in investment income in fiscal 2001 and 2000 are primarily due to the increase in average daily invested balances generated from increases in overall cash flows.
Average daily balances invested were $.6 billion, $.4 billion and $.3 billion for fiscal 2001, 2000 and 1999, respectively. Fiscal 2001 also benefited from higher comparable average rates of return and net realized gains on available-for-sale securities. In fiscal 2001, investment income included net realized gains on available-for-sale securities of $1.7 million compared to net realized losses of $0.8 million in fiscal 2000 and net realized gains of $0.5 million in fiscal 1999. During the third and fourth quarters of fiscal 2001, market rates of interest declined significantly with the Federal Funds rate decreasing 2.50 percentage points during the period. As a result of the decrease in interest rates, investment income for fiscal 2002 is expected to grow at a rate significantly lower than in fiscal 2001. Refer to the "Market Risk Factors" section of this review for further discussion of interest rates and the related risks.

                                 Income taxes
-------------------------------------------------------------------------------
In thousands                           2001  Change      2000  Change      1999
-------------------------------------------------------------------------------
Income taxes                       $109,112   27.8%   $85,365   39.8%   $61,044
Effective income tax rate             30.0%             31.0%             30.5%
===============================================================================

The change in the effective income tax rate in 2001 is due to the growth in tax-exempt income exceeding the growth in taxable income and other tax reduction opportunities. Tax-exempt income is derived primarily from income earned on municipal debt securities. Fiscal 2002's effective income tax rate is expected to approximate 31.0%.


                        LIQUIDITY AND CAPITAL RESOURCES

                             Operating activities
-------------------------------------------------------------------------------
In thousands                         2001  Change       2000  Change       1999
-------------------------------------------------------------------------------
Operating cash flows             $304,938   22.5%   $249,028   43.0%   $174,120
===============================================================================

The increases in operating cash flows resulted primarily from the achievement of higher net income. Projected operating cash flows are expected to adequately support normal business operations, forecasted growth, purchases of property and equipment and dividend payments. At May 31, 2001, the Company had $614 million in available cash and corporate investments. The Company also had $140 million of available, uncommitted, unsecured lines of credit and $350 million available under an uncommitted, secured line of credit.

                             Investing activities
-------------------------------------------------------------------------------
In thousands                         2001  Change       2000  Change       1999
-------------------------------------------------------------------------------
Net funds held for clients
  and corporate investment
  activities                    $(144,270)     --  $(144,322)  74.5%  $ (82,724)
Purchases of property and
  equipment                       (45,250)  32.5%    (34,154)  54.4%    (22,116)
Proceeds from the sale of
  property and equipment               32      --      1,266      --         12
Purchases of other assets          (8,290)  19.0%     (6,964)  94.0%     (3,590)
                                -----------------------------------------------
Net cash used in investing
  activities                    $(197,778)   7.4%  $(184,174)  69.9%  $(108,418)
===============================================================================

Funds held for clients and corporate investments: Funds held for clients are primarily comprised of short-term funds and available-for-sale debt securities, and corporate investments are primarily comprised of available-for-sale debt securities.

The reported amount of funds held for clients will vary significantly based upon the timing of collecting client funds, and the related remittance of funds to the applicable tax authorities for Taxpay clients and employees of clients utilizing Employee Pay Services. Corporate investments have increased due to the investment of growing cash balances provided by operating activities offset by purchases of property and equipment and dividend payments. At May 31, 2001 the total available-for-sale portfolio included unrealized gains of $20.5 million, compared to a portfolio at May 31, 2000 that included unrealized losses of $13.4 million. Additional discussion of interest rates and related risks is included in the "Market Risk Factors" section of this review.

Purchases of property and equipment: To support the Company's client and ancillary product growth, investments are regularly made in data processing equipment and software, and for the expansion and upgrade of various branch facilities. In fiscal 2001, the Company made purchases of property and equipment of $45.3 million compared with $34.2 million of purchases in fiscal 2000. In May 2001, the Company purchased a 135,000 square foot office facility in Rochester for approximately $5.0 million. This facility will house a centralized information technology data center and various other support functions. As a result of this purchase, the Company has delayed previously announced plans to construct a new 300,000 square foot building at an estimated cost of $40 million. During fiscal 2000, the Company sold an office facility in California for $1.2 million and purchased a branch office facility in Pennsylvania for $6.1 million. Purchases of property and equipment in fiscal 2002 are expected to be in the range of $35 million to $40 million. Fiscal 2002 depreciation expense is projected to be approximately $28 million.

Effective June 1, 1999, the Company adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires the capitalization of internal use computer software costs if certain criteria are met, including all external direct costs for materials and services and certain payroll and related fringe benefit costs. Prior to fiscal 2000, the Company expensed as incurred certain payroll and related fringe benefit costs to develop and enhance its internal computer programs and software. The effect of adopting the SOP increased net income by approximately $3.2 million and $2.4 million for the years ended May 31, 2001 and May 31, 2000, respectively.

                             Financing activities
-------------------------------------------------------------------------------
In thousands, except per
  share amounts                    2001   Change       2000   Change       1999
-------------------------------------------------------------------------------
Dividends paid                $(123,112)   50.9%   $(81,583)   50.9%   $(54,055)
Proceeds from exercise of
  stock options                  14,600    29.9%     11,242   103.1%      5,535
Other                                --       --        (69)   13.1%        (61)
                              -------------------------------------------------
Net cash used in financing
  activities                  $(108,512)   54.1%   $(70,410)   44.9%   $(48,581)
-------------------------------------------------------------------------------
Cash dividends per common
  share                       $     .33    50.0%   $    .22    46.7%   $    .15
===============================================================================

Dividends paid: On October 10, 2000 and October 7, 1999, the Company increased its quarterly cash dividend rate per share by 50%. Future dividends are dependent on the Company's future earnings and cash flow. The Company has declared three-for-two stock splits effected in the form of 50% stock dividends on outstanding shares in May of 2000 and 1999.

Proceeds from exercise of stock options: The increase in proceeds from the exercise of stock options is primarily due to an increase in the number of shares exercised and higher comparable exercise prices per share. The Company has recognized a tax benefit from the exercise of stock options of $26.4 million, $19.4 million and $16.3 million for fiscal 2001, fiscal 2000 and fiscal 1999, respectively. This tax benefit reduces the accrued income tax liability and increases additional paid-in capital, with no impact on the expense amount for income taxes.

                              MARKET RISK FACTORS

Interest rate risk: Funds held for clients are primarily comprised of short-term funds and available-for-sale debt securities, and corporate investments are primarily comprised of available-for-sale debt securities. The Company's available-for-sale debt securities are exposed to interest rate risk as interest rate volatility will cause fluctuations in the market value of held investments and the earnings potential of future investments. Decreases in interest rates normally increase the market value of the available-for-sale securities, while increases in interest rates decrease the market value of the available-for-sale securities. The Company's available-for-sale securities and short-term funds are exposed to earnings risk from changes in interest rates, as rate volatility will cause fluctuations in the earnings potential of future investments. Decreases in interest rates quickly decrease earnings from short-term funds, and over time decrease earnings from the available-for-sale securities portfolio. Increases in interest rates have the opposite earnings effect on the available-for-sale securities and short-term funds. Earnings from the available-for-sale securities do not reflect changes in rates until the investments are sold or mature, and the proceeds are reinvested at current rates. The immediate impact of changing interest rates on earnings from short-term funds may be temporarily offset by realized gains or losses from transactions in the Company's available-for-sale portfolio. The Company estimates that the earnings effect of a 25 basis point change in interest rates (17 basis points for tax-exempt investments) at this point in time would equate to approximately $3.0 million for fiscal 2002.

The Company directs investments towards high credit-quality, tax-exempt securities to mitigate the risk that earnings from the portfolio could be adversely impacted by changes in interest rates in the near term. The Company invests in short- to intermediate-term, fixed-rate municipal and government securities, which typically have lower interest rate volatility, and manages the securities portfolio to a benchmark duration of 2.5 to 3.0 years. The Company does not utilize derivative financial instruments to manage interest rate risk.

The recent trend in interest rates has been toward interest rate reductions versus interest rate increases during fiscal 2000. The following table summarizes the changes in the Federal Funds rate over the last three years:

--------------------------------------------------------------------------------
                                                     2001       2000       1999
--------------------------------------------------------------------------------
Federal Funds rate - beginning of fiscal year       6.50%      4.75%      5.50%
Rate increase/(decrease):
  First quarter                                        -        .50          -
  Second quarter                                       -        .25       (.75)
  Third quarter                                    (1.00)       .25          -
  Fourth quarter                                   (1.50)       .75          -
                                                   ------      -----      -----
Federal Funds rate - end of fiscal year             4.00%      6.50%      4.75%
================================================================================
Three Year "AAA" Municipal Securities
  Yields at May 31:                                 3.44%      4.96%      3.85%
================================================================================

Calculating the future effects of changing interest rates involves many factors. These factors include, but are not limited to, daily interest rate changes, seasonal variations in investment balances, actual duration of short and intermediate-term investments, the proportionate mix of taxable and tax-exempt investments, and changes in tax-exempt municipal rates versus taxable investment rates - which are not synchronized or simultaneous. Subject to these factors, a 25 basis point change generally affects the Company's tax-exempt interest rates by approximately 17 basis points. Realized gains are more prevalent in a decreasing rate environment and realized losses are more prevalent in an increasing rate environment. During fiscal 2001, the Company's total investment portfolio averaged approximately $2.3 billion compared with an average of $1.8 billion for fiscal 2000. The total investment portfolio is expected to average $2.6 billion in fiscal 2002. The Company's normal and anticipated allocation is approximately 50% invested in short-term securities with a duration of less than 30 days and 50% invested in intermediate-term municipal securities with an average duration of three years.

As of May 31, 2001, the available-for-sale securities included unrealized gains of $20.5 million, compared with a portfolio at May 31, 2000 that included unrealized losses of $13.4 million. In fiscal 2000, the available-for-sale portfolio had a market value less than its cost basis as a result of the upward trend in interest rates throughout the year. The decreasing interest rate environment in fiscal 2001 resulted in the improvement in the market value of the available-for-sale portfolio. As of May 31, 2001 and May 31, 2000, the Company had $1.3 billion and $1.0 billion invested in available-for-sale securities at fair value, with weighted average yields to maturity of 4.3% and 4.5%, respectively. Assuming a hypothetical decrease in interest rates of 25 basis points given the May 31, 2001 securities portfolios, the resulting potential increases in fair value would be in the range of $7.5 million to $8.5 million. Conversely, a corresponding increase in interest rates would result in a comparable decrease in fair value. This hypothetical decrease or increase in the fair value of the portfolio would be recorded as an adjustment to the portfolio's recorded value, with an offsetting amount recorded in stockholders' equity, with no related or immediate impact to the results of operations.

Credit risk: The Company is exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. The Company attempts to limit credit risk by investing primarily in AAA and AA rated securities and A-1 rated short-term securities, and by limiting amounts that can be invested in any single instrument. At May 31, 2001, approximately 98% of the available-for-sale securities held an AA rating or better, and all short-term securities classified as cash equivalents held an A-1 or equivalent rating.

                                     OTHER

Recently issued accounting standards: In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." This SAB formalizes the SEC's position on application of revenue recognition rules. The Company adopted SAB No. 101 in the fourth quarter of fiscal 2001 with no material impact on the Company's results of operations or financial position.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement was most recently amended in June 2000 by Statement of Financial Accounting Standard No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment to FASB Statement No. 133." These statements are collectively referred to as SFAS 133. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for fiscal years beginning after June 15, 2000. The Company will adopt the provisions of SFAS No. 133 in the first quarter of fiscal 2002. The Company currently does not utilize derivative instruments and does not expect that adoption of SFAS No. 133 will have a significant effect on its consolidated results of operations or financial position.


Exhibit 99:  "Safe Harbor" Statement under the Private Securities Litigation
              Reform Act of 1995.

             "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc., (the "Company") management may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as "we expect", "expected to", "estimates", "we look forward to", "would equate to", "are projected at", "we believe", "could be" and other similar phrases. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, general market and economic conditions, including demand for the Company's products and services, availability of internal and external resources, executing expansion plans, competition, and price levels; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers' compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology including the use of the Internet; the possibility of catastrophic events that could impact the Company's operating facilities, computer technology and communication systems; and changes in short- and long-term interest rates, changes in market value of available-for-sale securities and the credit rating of cash, cash equivalents, and securities held in the Company's investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. The Company assumes no obligation to update this document for new information subsequent to its issuance.